Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 19, 2007
CLARCOR REPORTS RECORD THIRD QUARTER 2007 RESULTS
NET EARNINGS UP 16% AND DILUTED EARNINGS PER SHARE UP 21%
Unaudited Fiscal Third Quarter and Nine Months 2007 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Nine Months Ended		%
	9/1/07	9/2/06	Change	9/1/07	9/2/06	Change

Net Sales	$238,270	$231,510	2.9	$682,925	$671,769	1.7
Operating Profit	$34,622	$35,079	(1.3)	$89,703	$87,173	2.9
Net Earnings	$26,615	$22,963	15.9	$63,917	$55,969	14.2
Diluted Earnings Per Share	$0.53	$0.44	20.5	$1.25	$1.07	16.8
Third Quarter and Nine Months 2007 Operating Review
FRANKLIN, TN, September 19, 2007—CLARCOR Inc. (NYSE: CLC) reported today that third quarter 2007 sales increased by 3% and net earnings and diluted earnings per share increased by 16% and 21%, respectively, compared to the same quarter in 2006. Currency fluctuations increased third quarter 2007 sales by $4 million and operating profit by $700,000.
For the nine-month 2007 period, sales increased by 2%, and net earnings and diluted earnings per share rose by 14% and 17%, respectively, compared to the same period in 2006. Nine-month operating profit increased by 3%. Currency fluctuations did not have a material impact on nine-month 2007 sales or operating profit.
Third quarter 2007 and 2006 results were impacted by the following items:
•	In the third quarter 2007, CLARCOR recorded an after-tax benefit of $4 million or $0.08 per share related to the completion of various income tax audits and the finalization of certain income tax liabilities.

•	In the third quarter 2006, CLARCOR recorded a pre-tax gain of $790,000 or $0.01 per share from insurance proceeds received due to a tornado at one of its warehouses and a $800,000 pre-tax gain or $0.01 per share from the elimination of a reserve that was no longer necessary related to an overseas subsidiary.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Overall our filter companies performed well except for CLC Air. Our Engine/Mobile filter companies and our other Industrial/Environmental filter companies continued the strong operating performance they have achieved over many years with continuing growth in sales and solid operating margins.
“Excluding the results of CLC Air, our Industrial/Environmental filter companies improved sales by 8% in the third quarter of 2007 compared to 2006. Sales grew, both domestically and internationally, in most product lines including aviation fuel, aerospace, oil and gas, plastic and fiber resins, pollution control systems and specialty product lines. Sales in our Total Filtration Program also grew. The Program has added six Fortune 500 companies in the last 12 months and many additional smaller companies. Operating profit for this segment, excluding CLC Air, improved by 33% and operating margins improved from 9.8% to 12.0%.
“The problem at CLC Air was a combination of several factors and is due to the timing of cost savings and operational improvements, not their eventual realization. These factors include:
•	A delay in receiving new equipment which, when delivered, will significantly improve our plant operating efficiencies and margins. The equipment delay has delayed the improvements we expect in our operating efficiencies by three to six months.

•	The continuing elimination of lower margin customers where we see no opportunity for improving profitability. Because related cost reductions will follow, the issue here is simply the timing of the margin improvement that will result.

•	Because of equipment delivery delays, we have also had to continue to ship products between CLC Air factories in order to consolidate shipments to customers. This has, in turn, delayed expected reductions in freight costs.
“I want to emphasize that we have not changed our expectation that the restructuring plan at CLC Air will improve its operating profit run rate by an incremental $14 million by the end of 2009 from 2006 levels.
“CLC Air’s domestic sales declined by 15% during the third quarter. Approximately one-half of this drop was due to the planned elimination of lower margin customers. The remainder was largely due to the equipment delays which disrupted our ability to ship to certain customers even though we had orders in-house. As part of our restructuring program, we are regionalizing our manufacturing facilities to serve designated areas of the country with a more complete product line at each facility. This requires moving equipment between facilities and adding new equipment. The equipment delivery delays disrupted our shipping schedules. Much of the new equipment is now expected to be delivered during the fourth quarter this year and the first quarter next year. We have adjusted our shipping and manufacturing plans to take into account these delays and, as a result, both product orders and deliveries are well ahead of our forecast so far this month.

“Our previous guidance on our HVAC restructuring initiative assumed that we would show a net $1 million improvement in operating profit this year. We now expect that this program will record a loss in 2007 of $1 to $2 million. I want to repeat that we have not changed our expectations regarding the success of this program and the improvement in operating profit we expect from it. More specifically, we expect to improve 2008 operating profit at CLC Air by $6 to $8 million with the restructuring program contributing $2 to $4 million. Needless to say, we are disappointed that the benefits from the restructuring program are delayed, but remain confident that we will be able to report significant improvement in 2008.
“Our Engine/Mobile Filtration segment sales grew by 9% this quarter primarily driven by increased sales of heavy-duty filtration products, both domestically and in international markets. We are particularly pleased with this performance as several domestic trucking companies have reported flat to slight declines in truck mileage driven during the last six months. Growth in our international engine filter businesses was particularly strong in China, Europe and Australia, with all three areas growing by more than 15%. Operating profit for this segment grew by 6%. Although this was less than the growth in sales, we expect this to reverse in future quarters as we implement product price increases in response to raw material cost increases and accelerate our cost reduction efforts. Operating margins remain strong at over 23%.
“Our Packaging segment had a slow third quarter, and we do not expect to see significant improvement in the fourth quarter. Third quarter sales declined by 4%, and operating profit decreased by 4%. Several of J.L. Clark’s significant customers have delayed the roll-out of new product programs or have not seen the increases they expected in newer program introductions. This is particularly true for our confectionary and personal care product customers. We do not believe we have lost business to competitors. Despite disappointing sales and operating profit, J.L. Clark’s performance was significantly better than it was a few years ago. This is a result of substantial improvement in plant productivity largely driven by cost reduction efforts. We are better able to weather the uncertain product introductions by our packaging customers, who are among the largest consumer product companies in the country.
“Our effective tax rate this quarter was 23.1%. This lower than normal rate was entirely due to the completion of various income tax audits that have resulted in a reduction of our tax liabilities. We expect a tax rate of 34% in the fourth quarter. Capital expenditures through the third quarter of 2007 were $29 million compared to $11 million for the same period last year. For 2007, we expect capital expenditures to be in the $40 to $45 million range. The increase is largely due to equipment purchases and new facilities for the HVAC restructuring program.

“Cash flow from operations continues to be solid at over $98 million for the first nine months of 2007 compared to $52 million for the same period last year. We will continue to look at opportunities to repurchase shares under our current $250 million repurchase authorization in light of internal growth requirements, acquisition opportunities and our stock price. The full authorization remains available for share repurchases. We are fortunate that we have a very strong balance sheet, with our cash reserves exceeding current borrowings, and significant available credit facilities.
“It seems likely that the U.S. economy is experiencing an economic slowdown due to disruptions in the housing and mortgage markets, lower than expected job growth and increased commodity prices, particularly in energy and petroleum-based product areas. We are hopeful that yesterday’s interest rate reduction by the Federal Reserve will be effective at changing this. Although we are certainly not protected from negative changes in the economy, both domestically and internationally, we are fortunate that customers buy filter products in both good and bad times. Because our filter sales are largely to the aftermarket, our customers continue to buy filters to maintain their equipment, fleets and facilities even in slow economic periods. Based upon our results for the first three quarters of this year, including the $0.08 per share tax benefit in the third quarter, we now expect 2007 earnings per share to be in the $1.74 to $1.78 range.
“We remain very optimistic, even with the delays in realizing the benefits of our HVAC restructuring, about the remainder of 2007. We are excited about the introduction of a number of new products in the third quarter, including our new nanofiber dust collector cartridge, additional versions of our ChannelFlow® engine air filter and new hydraulic filters for engine applications. Our core business remains strong and sales orders are still good even with a slowing domestic economy. Internationally, our sales have grown by over 7% this year and have reached 27% of our total sales and nearly 30% of our total filter sales. We expect this trend to continue with faster growth internationally than in the U.S.
“We believe, as we have throughout the year, that we will end 2007 with record sales and profits, our 15th consecutive year of record results.”
CLARCOR will be holding a conference call to discuss third quarter results at 10:00 a.m. Central time on September 20, 2007. Interested parties can listen to the conference call through the Internet at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or internationally at 719-457-0820 by providing confirmation code 9495462. The replay will be available through September 27, 2007 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements regarding the expected benefits from our HVAC restructuring program; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2006 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2007 UNAUDITED THIRD QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Third Quarter		Nine Months
For periods ended September 1, 2007 and September 2, 2006	2007	2006	2007	2006

Net sales	$238,270	$231,510	$682,925	$671,769
Cost of sales	165,412	159,689	478,318	469,057

Gross profit	72,858	71,821	204,607	202,712
Selling and administrative expenses	38,236	36,742	114,904	115,539

Operating profit	34,622	35,079	89,703	87,173
Other income	53	96	281	120

Earnings before income taxes and minority interests	34,675	35,175	89,984	87,293
Income taxes	7,999	12,087	25,878	30,939

Earnings before minority interests	26,676	23,088	64,106	56,354
Minority interests in earnings of subsidiaries	(61)	(125)	(189)	(385)

Net earnings	$26,615	$22,963	$63,917	$55,969

Net earnings per common share:
Basic	$0.53	$0.45	$1.26	$1.08

Diluted	$0.53	$0.44	$1.25	$1.07

Average shares outstanding:
Basic	49,961,327	51,414,083	50,555,380	51,691,685
Diluted	50,560,937	51,981,546	51,001,420	52,390,283
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 1,	December 2,
	2007	2006

Assets
Current assets:
Cash and cash investments	$31,747	$29,051
Short-term investments	8,750	32,195
Accounts receivable, net	163,746	158,157
Inventories	141,728	129,673
Other	29,313	31,264

Total current assets	375,284	380,340
Plant assets, net	168,080	146,529
Acquired intangibles, net	172,208	169,033
Pension assets	20,718	19,851
Other assets	12,588	11,763

	$748,878	$727,516

Liabilities
Current liabilities:
Current portion of long-term debt	$89	$58
Accounts payable and accrued liabilities	110,827	107,129
Income taxes	5,976	11,241

Total current liabilities	116,892	118,428
Long-term debt	17,236	15,946
Long-term pension liabilities	20,167	17,476
Other liabilities	40,232	38,157

	194,527	190,007
Shareholders’ Equity	554,351	537,509

	$748,878	$727,516

SUMMARY CASH FLOWS
(Dollars in thousands)

	Nine Months
	2007	2006

From Operating Activities
Net earnings	$63,917	$55,969
Depreciation	16,448	16,036
Amortization	1,999	1,636
Stock compensation expense	3,217	2,194
Excess tax benefits from stock compensation	(2,622)	(3,312)
Changes in short-term investments	23,445	(9,100)
Changes in assets and liabilities, excluding short-term investments	(8,357)	(12,033)
Other, net	933	629

Total provided by operating activities	98,980	52,019

From Investing Activities
Plant asset additions	(29,336)	(11,416)
Business acquisitions	(12,378)	(4,627)
Other, net	1,657	1,130

Total used in investing activities	(40,057)	(14,913)

From Financing Activities
Payments on long-term debt	(4,638)	(555)
Cash dividends paid	(11,017)	(10,490)
Excess tax benefits from stock compensation	2,622	3,312
Purchase of treasury stock	(49,334)	(28,909)
Other, net	4,966	5,362

Total used in financing activities	(57,401)	(31,280)

Effect of exchange rate changes on cash	1,174	698

Change in Cash and Cash Investments	$2,696	$6,524

CLARCOR 2007 UNAUDITED THIRD QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2007
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	March 3	June 2	Months	September 1	Months
Net sales by segment:
Engine/Mobile Filtration	$96,696	$108,504	$205,200	$112,280	$317,480
Industrial/Environmental Filtration	96,239	106,185	202,424	104,980	307,404
Packaging	16,595	20,436	37,031	21,010	58,041

	$209,530	$235,125	$444,655	$238,270	$682,925

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$24,445	$44,722	$26,629	$71,351
Industrial/Environmental Filtration	2,874	5,498	8,372	6,100	14,472
Packaging	430	1,557	1,987	1,893	3,880

	$23,581	$31,500	$55,081	$34,622	$89,703

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.5%	21.8%	23.7%	22.5%
Industrial/Environmental Filtration	3.0%	5.2%	4.1%	5.8%	4.7%
Packaging	2.6%	7.6%	5.4%	9.0%	6.7%

	11.3%	13.4%	12.4%	14.5%	13.1%

	2006
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	March 4	June 3	Months	September 2	Months
Net sales by segment:
Engine/Mobile Filtration	$91,032	$101,429	$192,461	$103,358	$295,819
Industrial/Environmental Filtration	102,656	103,866	206,522	106,263	312,785
Packaging	19,495	21,781	41,276	21,889	63,165

	$213,183	$227,076	$440,259	$231,510	$671,769

Operating profit by segment:
Engine/Mobile Filtration	$19,073	$22,446	$41,519	$25,147	$66,666
Industrial/Environmental Filtration	5,485	1,594	7,079	7,965	15,044
Packaging	1,315	2,181	3,496	1,967	5,463

	$25,873	$26,221	$52,094	$35,079	$87,173

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.1%	21.6%	24.3%	22.5%
Industrial/Environmental Filtration	5.3%	1.5%	3.4%	7.5%	4.8%
Packaging	6.7%	10.0%	8.5%	9.0%	8.6%

	12.1%	11.5%	11.8%	15.2%	13.0%

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